Exhibit 5.1(b)

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 79106.000012

September 10, 2014

Board of Directors

American Residential Properties, Inc.

7047 East Greenway Parkway, Suite 350

Scottsdale, Arizona 85254

Re:	Registration Statement on Form S-3 Regarding the Registration of $1 Billion of Securities

Gentlemen:

We have acted as special counsel to American Residential Properties, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of (i) shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), (ii) shares of preferred stock of the Company, $0.01 par value per share (the “Preferred Stock”), and (iii) senior and subordinated debt securities of the Company (collectively, the “Debt Securities” and, together with the Common Stock and the Preferred Stock, the “Offered Securities”), having an aggregate maximum offering price not to exceed $1,000,000,000. All capitalized terms that are not defined herein have the meanings assigned to them in the Registration Statement.

The Debt Securities will be issued pursuant to one or more indentures between the Company and trustees yet to be named (collectively, the “Indentures”).

As special counsel for the Company, in addition to participating in the preparation of the Registration Statement, we have examined the following documents:

(a) the Registration Statement, including the exhibits identified under Item 16 of the Registration Statement;

(b) resolutions by unanimous consent in lieu of a meeting of the Board of Directors of the Company (the “Board”) effective as of September 9, 2014 relating to, among

ATLANTA    AUSTIN    BANGKOK    BEIJING    BRUSSELS     CHARLOTTE    DALLAS    HOUSTON    LONDON    LOS ANGELES

McLEAN    MIAMI    NEW YORK    NORFOLK    RALEIGH    RICHMOND    SAN FRANCISCO    TOKYO    WASHINGTON

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Board of Directors

American Residential Properties, Inc.

September 10, 2014

other things, the preparation and filing of the Registration Statement and the due authorization of the Offered Securities, certified on the date hereof by an officer of the Company; and

(c) an executed copy of the certificate of the Chief Executive Officer and President of the Company, dated the date hereof, as to certain factual matters.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and, with the exception of the Indenture, enforceability thereof upon the Company. We have also assumed that at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indentures will be valid and legally binding obligations of the applicable trustees thereunder.

As to factual matters, we have relied upon representations included in certificates of officers of the Company and in certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.        With respect to the Debt Securities, when (a) the terms of any class or series of Debt Securities and of the issuance and sale of such Debt Securities have been duly established in conformity with the Articles of Amendment and Restatement of the Company, as amended or supplemented from time to time, and the Bylaws of the Company, as amended, (b) such Debt Securities have been duly executed, issued and sold as contemplated by the Registration Statement, the prospectus contained therein and any applicable prospectus supplement, and (c) such Debt Securities have been duly authenticated and delivered in accordance with the applicable Indenture, and if (i) all the foregoing actions are taken pursuant to the authority granted by the Board, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (ii) the Company has received full payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, then, so long as such Debt Securities are

Board of Directors

American Residential Properties, Inc.

September 10, 2014

issued pursuant to an indenture in the form of the Indenture with the appropriate terms of such Debt Securities included therein, such Debt Securities will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company under New York law in accordance with the terms of such Debt Securities and the terms of the applicable Indenture, except as the enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

In expressing the opinion set forth above, we have assumed that (i) the applicable trustee will have been qualified under the Trust Indenture Act of 1939, as amended, and a Statement of Eligibility of the Trustee on Form T-1 will have been properly filed with the Commission and (ii) each of the applicable Debt Securities and Indentures will be governed by and construed in accordance with the laws of the State of New York.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We consent to the filing of this opinion letter as Exhibit 5.1(b) to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated in this letter. This opinion letter speaks only as of its date and we do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to our attention.

We do not purport to express an opinion on any laws other than those of the State of New York and the United States of America and the Maryland General Corporation Law. With respect to all matters of Maryland General Corporation Law, we have relied upon the opinion, dated the date hereof, of Venable LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Venable LLP.

Very truly yours,

/s/ Hunton & Williams LLP